FIDUS INVESTMENT CORPORATION ANNOUNCES
SECOND QUARTER 2013 FINANCIAL RESULTS

Board of Directors Declares Special Dividend of $0.04 Per Share In Addition to Regular Quarterly
Dividend of $0.38 Per Share for Third Quarter

EVANSTON, Ill., August 1, 2013 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the second quarter ended June 30, 2013. Fidus provides customized debt and equity financing solutions primarily to lower middle-market companies based in the United States.

Second Quarter 2013 Financial Highlights

•	Total investment income of $10.5 million

•	Net investment income of $3.2 million, or $0.23 per share

•	Adjusted net investment income of $5.2 million, or $0.38 per share(1)

•	Net increase in net assets resulting from operations of $13.4 million, or $0.98 per share

•	Originated $37.2 million of investments in 2 new and 5 existing portfolio companies

•	Received repayments of $33.5 million primarily from 3 portfolio companies

•	Realized gains of $1.1 million, or $0.08 per share

•	Paid quarterly dividend of $0.38 per share on June 26, 2013

•	Net asset value of $220.3 million, or $16.06 per share, at June 30, 2013

Management Commentary

“Fidus had a very active and productive second quarter, investing approximately $37 million in two new and five existing companies,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We recorded strong adjusted earnings of $0.38 per share, driven largely by a 32.4% increase in our investment portfolio over the last 12 months, demonstrating the opportunity to generate attractive risk adjusted returns in our target lower middle-market. In addition, our investment portfolio generated significant value this quarter, including a realized gain of $1.1 million and net change in unrealized appreciation of $9.2 million. In addition to the regular quarterly dividend of $0.38 per share, our Board of Directors declared a special dividend of $0.04 per share for the third quarter related to the recent realized gain.”

“Looking forward, with $56.3 million of cash on hand and the approval of our second SBIC license providing access to an additional $75.0 million of attractive low cost long-term debentures, we are well positioned to continue to selectively grow and diversify our investment portfolio. We remain highly focused on managing our business for the long term, targeting new investments in high quality businesses that operate in industries we know well, that generate strong cash flows and have positive long term outlooks,” concluded Mr. Ross.

Second Quarter 2013 Financial Results

Total investment income was $10.5 million for the three months ended June 30, 2013, an increase of $2.8 million, or 37.3%, over the $7.6 million of total investment income for the three months ended June 30, 2012. This increase was due to higher interest and fee income of $2.6 million due to higher average level of outstanding debt investments and higher dividend income of $0.2 million from a special dividend in the second quarter of 2013 compared to the second quarter of 2012.

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Total expenses were $7.3 million, an increase of $3.0 million, or 70.3%, compared to the $4.3 million of total expenses for the three months ended June 30, 2012. The increase in total expenses was attributable to a $0.2 million increase in interest expense primarily as a result of higher average balances of SBA debentures outstanding, an increase of $0.3 million in the base management fee due to higher average total assets, and an increase of $2.3 million in the incentive fee due to higher net investment income and gains on investments in the second quarter. The increase in the incentive fee includes an increase in the capital gains incentive fee accrual of $1.9 million due to higher net realized and unrealized gains on investments of $9.4 million and an increase in the income incentive fee of $0.4 million due to higher net investment income during the three months ended June 20, 2013 compared to the second quarter of 2012.

Net investment income (“NII”) for the three months ended June 30, 2013 decreased by 5.6% to $3.2 million, or $0.23 per share, compared to $3.4 million, or $0.36 per share, for the second quarter of 2012. Adjusted NII per share was $5.2 million, or $0.38 per share for the three months ended June 30, 2013, compared to $3.5 million, or $0.37 per share, for the second quarter 2012. Adjusted NII is defined as net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses.

For the three months ended June 30, 2013 Fidus recorded a realized gain of $1.1 million resulting from the sale of non-control non-affiliate equity investments in one portfolio company. For the three months ended June 30, 2012, the total realized gain/loss on investments was zero.

For the three months ended June 30, 2013 Fidus recorded net unrealized appreciation of $9.2 million comprised of $10.5 million of net unrealized appreciation on equity investments, partially offset by $1.3 million of net unrealized depreciation on debt investments. The $10.5 million net unrealized appreciation on equity investments included $1.0 million of reclassifications to realized gain on investments, resulting in unrealized depreciation. During the three months ended June 30, 2012, Fidus recorded net unrealized appreciation of $0.8 million comprised of $1.4 million of net unrealized appreciation on equity investments, partially offset by $0.6 million of net unrealized depreciation on debt investments.

As a result of the events described above, net increase in net assets resulting from operations increased by $9.2 million to $13.4 million for the three months ended June 30, 2013, or $0.98 per share, compared with a net increase in net assets resulting from operations of $4.2 million, or $0.45 per share, for the second quarter of 2012.

Per share income results for the quarter ended June 30, 2013 are based on weighted average shares outstanding of 13.7 million, compared to 9.4 million weighted average shares outstanding for the second quarter of 2012. This increase reflects the common equity offerings Fidus completed in September 2012 and February 2013, which were both completed at prices accretive to net asset value.

Portfolio and Investment Activities

As of June 30, 2013, Fidus had debt and equity investments in 34 portfolio companies with a total fair value of $309.8 million, or approximately 108% of cost. The Company’s average portfolio investment was $8.4 million and the Company held equity ownership in 88.2% of its portfolio companies. During the second quarter ended June 30, 2013, Fidus made investments of $37.2 million in two new portfolio companies and five existing portfolio companies and received proceeds from repayments of investments totaling $33.5 million. As of June 30, 2013, the weighted average yield on debt investments was 15.1%.

In addition, second quarter 2013 investment activity included the following portfolio company investments:

•	FCA, LLC, a leading provider of custom-designed and expendable packaging products to original equipment manufacturers. Fidus invested $6.0 million in subordinated notes and preferred equity.

•	World Wide Packaging, LLC, a leading designer and manufacturer of primary packaging for the cosmetics and skin-care industries. Fidus invested $11.1 million in subordinated notes and equity.

•	Worldwide Express Operations, LLC, a global logistics company that handles package and freight shipments for more than 30,000 small to midsize businesses. Fidus invested $11.7 million in subordinated notes. This investment follows the repayment in full of Fidus’ existing subordinated notes in connection with the company’s refinancing of all of its outstanding debt. Fidus received total proceeds of $21.2 million, including interest and fees.

•	Caldwell & Gregory, LLC, a leading provider of laundry equipment and facility management services primarily for colleges, universities, apartments and condominiums. Fidus invested $5.0 million in subordinated notes and equity. This investment follows the successful exit of Fidus’ existing subordinated debt and equity investments in connection with the sale of the company. Fidus recognized net proceeds of $4.1 million, including a net realized gain on its equity investment of approximately $1.1 million.

Fidus had no loans on non-accrual status as of June 30, 2013.

Liquidity and Capital Resources

At June 30, 2013, the Company had $56.3 million in cash and cash equivalents and SBA debentures outstanding of $144.5 million with an annual weighted average interest rate of 4.6%. Unfunded SBA commitments totaled $5.5 million as of June 30, 2013.

On May 30, 2013 Fidus announced that its wholly owned subsidiary, Fidus Mezzanine Capital II, L.P., had received approval for a license from the U.S. Small Business Administration (“SBA”) to operate as a Small Business Investment Company (“SBIC”). This is the second SBIC license granted to the Company through its SBIC subsidiaries. The license will allow Fidus Mezzanine Capital II, L.P. to obtain leverage by issuing an additional $75.0 million of SBA-guaranteed debentures, subject to the issuance of capital commitments by the SBA and customary procedures.

Subsequent Events

•	In July 2013, Fidus Mezzanine Capital II, L.P. received a commitment from the SBA to issue $25.0 million of SBA debentures.

•	In July 2013, Goodrich Quality Theaters, Inc. repaid $8.5 million of the Company’s subordinated notes and repurchased the warrants, resulting in a realized gain of $2.4 million.

•	In August 2013, Fidus successfully exited its debt and equity investments in Worldwide Express Operations, LLC in connection with a sale of the company. Fidus received payment in full on its subordinated notes and recognized a gain of approximately $22.0 on its equity and warrant investments. In conjunction with the transaction, Fidus invested $15.0 million in new subordinated notes and equity securities.

Third Quarter 2013 Dividend of $0.38 Per Share and Special Dividend of $0.04 Per Share Declared

On July 31, 2013, the Company’s Board of Directors declared a quarterly dividend of $0.38 per share for the third quarter of 2013. In addition, the Board of Directors declared a special dividend of $0.04 per share. Both of these dividends will be payable on September 26, 2013 to stockholders of record as of September 12, 2013.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2013 taxable income, as well as the tax attributes for 2013 dividends, will be made after the close of the 2013 tax year. The final tax attributes for 2013 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2013 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, August 2, 2013. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 16576659.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on August 2, 2013 until 11:59pm EDT August 9, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 16576659. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the three month period ended June 30, 2013 that will be filed with the Securities and Exchange Commission (www.sec.gov) on August 1, 2013.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	June 30, 2013
	(unaudited)	December 31, 2012

ASSETS
Investments, at fair value
Control investments (cost: $11,981 and $20,709, respectively)	$32,721	$30,613
Affiliate investments (cost: $75,913 and $64,336, respectively)	72,586	62,938
Non-control/non-affiliate investments (cost: $199,048 and $175,249, respectively)	204,507	180,698

Total investments, at fair value (cost: $286,942 and $260,294, respectively)	309,814	274,249
Cash and cash equivalents	56,302	52,042
Interest receivable	3,844	3,307
Deferred financing costs (net of accumulated amortization of $1,840 and $1,590, respectively)	3,164	3,414
Prepaid expenses and other assets	859	837

Total assets	373,983	333,849

LIABILITIES
SBA debentures	144,500	144,500
Accrued interest payable	2,192	2,137
Due to affiliates	6,053	3,646
Accounts payable and other liabilities	947	475

Total liabilities	153,692	150,758

Net Assets	$220,291	$183,091

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 13,716,763 and 11,953,847 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	$14	$12
Additional paid-in capital	207,042	177,498
Undistributed net investment income	(1,861)	455
Accumulated net realized gain on investments	1,729	1,493
Accumulated net unrealized appreciation on investments	13,367	3,633

Total net assets	$220,291	$183,091

Net asset value per common share	$16.06	$15.32

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Investment Income:
Interest and fee income
Control investments	$960	$730	$1,698	$1,450
Affiliate investments	2,424	1,780	4,444	3,562
Non-control/non-affiliate investments	6,671	4,903	13,329	9,819

Total interest and fee income	10,055	7,413	19,471	14,831
Dividend income
Control investments	124	—	124	—
Affiliate investments	31	30	61	60
Non-control/non-affiliate investments	195	152	524	273

Total dividend income	350	182	709	333
Interest on idle funds and other income	71	34	109	61

Total investment income	10,476	7,629	20,289	15,225

Expenses:
Interest expense	1,765	1,569	3,500	3,012
Base management fee	1,352	1,006	2,611	1,945
Incentive fee	3,352	1,046	4,509	1,923
Administrative service expenses	256	224	501	453
Professional fees	201	156	433	413
Other general and administrative expenses	374	285	596	501

Total expenses	7,300	4,286	12,150	8,247

Net investment income before income taxes	3,176	3,343	8,139	6,978
Income tax expense (benefit)	12	(8)	52	6

Net investment income	3,164	3,351	8,087	6,972

Net realized and unrealized gains (losses) on investments:
Realized gain on non-control/non-affiliate investments	1,053	—	1,053	—
Net change in unrealized appreciation on investments	9,203	848	8,917	746

Net gain on investments	10,256	848	9,970	746

Net increase in net assets resulting from operations	$13,420	$4,199	$18,057	$7,718

Per common share data:
Net investment income per share-basic and diluted	$0.23	$0.36	$0.61	$0.74

Net increase in net assets resulting from operation per share-basic and diluted	$0.98	$0.45	$1.36	$0.82

Dividends declared per share	$0.38	$0.36	$0.76	$0.70

Weighted average number of shares outstanding-basic and diluted	13,700,113	9,427,021	13,318,194	9,427,021

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended June 30, 2013 and 2012.

	($ in thousands)		(Per share)
	For the three months		For the three months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net investment income	$3,164	$3,351	$0.23	$0.36
Capital gains incentive fee	2,051	170	0.15	0.01

Adjusted net investment income	$5,215	$3,521	$0.38	$0.37